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                                                                     EXHIBIT 3.3


                          AGREEMENT AND PLAN OF MERGER
                                       OF
                       NEW AMERICAN HEALTHCARE CORPORATION
                            (a Tennessee corporation)

                                  WITH AND INTO

                              NAHC MERGER SUB, INC.
                            (a Delaware corporation)


         AGREEMENT OF MERGER dated as of __________, 1998, by and between NEW AMERICAN HEALTHCARE CORPORATION, a corporation organized and existing under the laws of the State of Tennessee ("NAHC") and NAHC MERGER SUB, INC., a corporation organized and existing under the laws of the state of Delaware ("Surviving Corporation"), with reference to the following recitals:

         WHEREAS, NAHC has an authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.01 per share, of which 8,026,500 shares have been duly issued and are now outstanding; 250,000 shares of Series A Preferred Stock, of which 250,000 shares have been duly issued and are now outstanding; and 235,000 shares of Series B Preferred Stock, of which 235,000 shares have been duly issued and are now outstanding,

         WHEREAS, Surviving Corporation has an authorized capital stock consisting of 50,000,000 shares of common stock, par value $0.01 per share, of which 1,000 shares have been duly issued and are now outstanding, 1,000,000 shares of non-voting common stock of which no shares have been duly issued and are now outstanding and 10,000,000 shares of preferred stock of which no shares have been duly issued and are now outstanding, and

         WHEREAS, the Board of Directors of NAHC and Surviving Corporation, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that NAHC merge with Surviving Corporation under and pursuant to the provisions of the Business Corporation Law of Tennessee and of the General Corporation Law of the State of Delaware.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits herein provided, it is agreed by and between the parties hereto as follows:

         1. MERGER.  NAHC shall be merged into Surviving  Corporation.

         2. EFFECTIVE DATE. This Agreement of Merger shall become effective immediately prior to the initial public offering of the Surviving Corporation and upon





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compliance with the laws of the States of Tennessee and Delaware, the time of such effectiveness being hereinafter called the Effective Date.

         3. SURVIVING CORPORATION. Surviving Corporation shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but name of the Surviving Corporation shall be changed to New American HealthCare Corporation. The separate corporate existence of NAHC shall cease forthwith upon the Effective Date.

         4. AUTHORIZED CAPITAL. The Authorized capital stock of Surviving Corporation following the Effective Date shall be 50,000,000 shares of Common Stock, par value $0.01 per share, 1,000,000 shares of non-voting common stock, par value $0.01 per share and 10,000,000 shares of preferred stock unless and until the same shall be changed in accordance with the laws of the State of Delaware.

         5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation set forth as Appendix A hereto shall be the Certificate of Incorporation of Surviving Corporation following the Effective Date unless and until the same shall be amended or repealed in accordance with the provision thereof, which power to amend or appeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any shareholder or director or officer of Surviving Corporation or upon any other persons whomsoever are subject to the reserve power.

         6. BYLAWS. The Bylaws of Surviving Corporation as they existed on the Effective Date shall be the bylaws of the Surviving Corporation following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

         7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of Surviving Corporation immediately after the effective time of the merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of NAHC immediately prior to the effective time of the merger, and such persons shall serve in such offices respectively for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

         8. FURTHER ASSURANCE OF TITLE. If at any time Surviving Corporation shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to Surviving Corporation any right, title, or interest of NAHC held immediately prior to the Effective Date, NAHC and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in Surviving Corporation as shall be necessary to carry out the purposes of this Agreement of Merger, and Surviving Corporation and the proper officers and directors thereof are fully authorized to take any and all such action in the name of NAHC or otherwise.




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         9. EXCHANGE OF NAHC COMMON STOCK. Forthwith upon the Effective Date, each of the 8,026,500 shares of the common stock of NAHC presently issued and outstanding shall be retired, and the holders of such stock shall be entitled to receive 1.0473 shares of the common stock of Surviving Corporation for each share of NAHC common stock owned.

         10. EXCHANGE OF NAHC SERIES B PREFERRED STOCK. Forthwith upon the Effective Date, the 235,000 shares of the Series B Preferred Stock of NAHC presently owned by Welsh Carson Anderson & Stowe VII, L.P. ("WCAS") shall be retired, and WCAS shall be entitled to receive a total of 423,475 shares of the non-voting common stock of Surviving Corporation and 3,520,487 shares of common stock of the Surviving Corporation. Forthwith upon the Effective Date, each of the 13,757 shares of Series B Preferred Stock of NAHC presently owned by holders other than WCAS shall be retired and the holders of such stock shall be entitled to receive 17.8264 shares of the common stock of Surviving Corporation for each share of NAHC Series B Preferred Stock owned.

         11. EXCHANGE OF NAHC SERIES A PREFERRED STOCK. Forthwith upon the Effective Date, each of the 250,000 shares of the Series A Preferred Stock of NAHC presently issued and outstanding shall be retired, and the holders of such stock shall be entitled to receive $100, plus accrued dividends through the Effective Date, in cash for each share of Series A Preferred Stock of NAHC owned, out of the proceeds of the initial public offering of Surviving Corporation.

         12. EXCHANGE OF SURVIVING CORPORATION COMMON STOCK. Forthwith upon the Effective Date, each of the 1,000 shares of the common stock of Surviving Corporation presently issued and outstanding shall be canceled without any action on the holder's part.

         13. RIGHTS AND LIABILITIES OF SURVIVING CORPORATION. At and after the effective time of the merger, Surviving Corporation shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the parties hereto: all debts due to NAHC or whatever account shall be vested in Surviving Corporation; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of Surviving Corporation as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in NAHC shall not revert or be in any way impaired by reason of the merger, but shall be vested in Surviving Corporation; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the merger; all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.



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         14. SERVICE OF PROCESS ON SURVIVING CORPORATION. Surviving Corporation
agrees that it may be served with process in the State of Tennessee in any proceeding for enforcement of any obligation of NAHC as well as for the enforcement of any obligation of Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the Business Corporation Law of Tennessee.

         15. TERMINATION. This Agreement of Merger may be terminated and abandoned by action of the Board of Directors of NAHC at any time prior to the Effective Date, whether before or after approval by the shareholders of the two corporate parties hereto.

         16. PLAN OF REINCORPORATION. This Agreement of Merger constitutes a Plan of Reincorporation to be carried out in the manner, on the terms and subject to the conditions herein set forth.

         IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement of Merger to be executed by an authorized officer, Robert M. Martin and Dana C. McLendon, Jr., respectively.


                                     NEW AMERICAN HEALTHCARE CORPORATION



                                     -------------------------------------------
                                     Robert M. Martin, Chief Executive Officer



                                     NAHC MERGER SUB, INC.




                                     -------------------------------------------
                                     Dana C. McLendon, Jr., President





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